Exhibit 99.1

Driven’s Growth Continuing to Break Records

73% Revenue Increase Over Previous 30 Days

LOS ANGELES, CA, April 14, 2020 -- Driven Deliveries Inc. (the “Company” or Driven) (OTCQB: DRVD), California’s fastest growing online cannabis retailer and direct-to-consumer logistics company, announced today several achievements surrounding financial and operational performance.

Ahead of releasing the 2019 Form-10K, delayed due to restrictions from the COVID-19 outbreak, Driven announced it has successfully completed its operational and technical integration of it three acquired businesses: Ganjarunner, Mountain High and Budee.

The integration and automation of information made it possible for the company to continue its revenue growth seen in Q4. Recently, the company announced its sales increased by almost 73% over the previous 30 days and  increased its customer acquisition by more than 96% over the same period. This was accomplished without adding additional cost to the operation.

Noteworthy Q1 & QTD Accomplishments Include:

●	The company is currently projecting record online retail sales results in April and is on pace to exceed $1,600,000 in delivery revenue .

●	Weekly sales continue to climb after a spike seen in mid-March. Week-over-week sales have increased by an average of 9.43% per week over the last 4 weeks.

●	Consolidated new customer acquisitions accounted for 16% of March orders. The trend continues as April is already outpacing March.

●	New customer acquisition costs (COA) were down again to $11.02 from just over $14 reported in Q4 2019 and forecasted to hit single digits before the end of the quarter.

●	Average Customer Lifetime Value (LTV) decreased to $643 as a result of merging the high volume Budee customer base into the calculation.

●	Average cost per delivery was reduced by 19% as a result of increased volume in existing markets and the consolidation into a single fleet operation.

●	Average order value decreased to $94.82 as a result of the company eliminating its minimum order requirements to make delivery more affordable during the stay-in-place order.

●	On-time order delivery percentage improved to 82% with less than a 2% failed “first attempt” delivery rate.

●	Vendor funded promotional sales topped $360,000 in March alone accounting for almost 20% of retail sales transactions.

●	Organic marketing efforts now account for 54% of all new customer acquisitions, which was a major factor in the reduced COA. Further reductions in paid placement advertising are forecasted through Q2 as the company continues to leverage its Weedwaves platform and other in-house content marketing to drive customer acquisition efforts.

●	Promotions associated with the company’s 4/20 campaigns have already represented $74,000 in incremental revenue with the strongest promotions still ahead.

Driven’s Growth Continuing to Break Records

73% Revenue Increase Over Previous 30 Days

“We are beyond excited to see these accomplishments materialize over the last few months.” said, Christian Schenk, CEO Driven Deliveries Inc. “Our technology and staff have been instrumental in driving these aggressive goals in as we continue to revolutionize how online cannabis sales and direct to home delivery will be executed,” said Schenk.

The integration has made it possible for the company to operate a single fleet across all businesses and brands. The technology offers seamless E-commerce, Dispatch, Customer Service, Inventory Management, Compliance, Order Routing, and Sequencing. The company also released DBN (Driven By Numbers), a custom Reporting and Business Intelligence Platform which provides operations, finance and marketing departments inside Driven with real-time performance data to help facilitate critical business decisions across the enterprise.

“The cannabis market is about to see a major change as it recovers and finds a new footing, following this global crisis. At Driven, we see this moment as a perfect time to leverage our momentum to bring together the brightest minds, businesses and thought leadership through a combination of both consolidation and partnerships in the coming months..” he added.

About Driven:

Driven Deliveries, Inc., is the first publicly traded cannabis delivery service operating within the United States. Founded by experienced technology and cannabis executives, the company provides e-commerce solutions, online sales, and on-demand cannabis delivery, in select cities where allowed by law. Driven offers legal cannabis consumers the ability to purchase and receive their marijuana in a fast and convenient manner. By 2020, legitimate cannabis revenue in the U.S. market is projected to hit $23 billion. By leveraging consumer trends, and offering a proprietary, turnkey delivery system to its customers, management believes it is uniquely positioned to best serve the needs of the emerging cannabis industry and capture notable market share within the sector. For more information, please visit www.DRVD.com and review Driven’s filings with the U.S. Securities and Exchange Commission.

Forward-looking Statements:

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations, and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that we will achieve these plans, objectives, expectations or intentions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company's control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.